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Exhibit (a)(1)(L)

This Document is For Informational Purposes Only—Do Not Make Your Personal Election Here

ADC STOCK OPTION EXCHANGE PROGRAM
Printable Election Form

Eligible Optionholder: Account ID Number: ADC Email Address:	Home Address:

        Step-by Step Directions to Submit Printable Election Form by Facsimile to ADC:

  1.
  Print out this form by clicking the PRINT ELECTION FORM button below.

  2.
  Decide which option Tier(s) to exchange and select the appropriate Tier(s) on the Election Form. You must select the lowest numbered Tier at and above which you want to accept ADC's offer to exchange options.

  3.
  Sign and date your Election Form at the bottom of the form. Important Note: ADC cannot accept unsigned Election Forms.

  4.
  Send the form to ADC by facsimile at 952-238-1573. The Election Form must be received by ADC by 11:59 p.m. U.S. Central Time on June 27, 2003, unless we extend the offer. YOUR ELECTION FORM MUST BE FAXED TO ADC AND RECEIVED BY ADC BY THIS ELECTION DEADLINE.

  5.
  Within 48 hours of receiving your Election Form, ADC will confirm that your election has been received. This "Election Receipt Confirmation" message will be sent to your ADC email address or by postal mail to your home address if you do not have ADC email. If you do not receive such confirmation from ADC, you should assume your election was not received and you should re-submit it to ADC promptly by the Election Deadline.

  6.
  You may change or withdraw your election by re-submitting a new Election Form to ADC by facsimile by the Election Deadline. If you want to withdraw a previously submitted election and do not wish to participate in the ADC Stock Option Exchange Program, you will need to select WITHDRAW ENTIRELY FROM EXCHANGE PROGRAM on the Election Form. Then sign and date the Election Form and fax it to ADC by the Election Deadline. ADC will not accept Election Forms after the Election Deadline.

  7.
  ADC expects to accept and cancel the options that you have elected to exchange promptly after the Election Deadline. Following such acceptance and cancellation, you will receive official notice by either email or mail of ADC's acceptance of your options for exchange. As a reminder, ADC's Board of Directors has reserved the right to amend, postpone or terminate the Offer to Exchange at any time prior to the Election Deadline.

        Continue to scroll below to view your eligible options. All pages of your Election Form will print out when you click the PRINT ELECTION FORM button.

Eligible Optionholder: Account ID Number: ADC Email Address:	Home Address:

Outstanding Stock Options Eligible for Exchange Program

        In the chart below, select YES to accept ADC's offer to exchange all or a portion of your eligible options. You must select YES in only one of the four Tiers immediately below. Under the terms of the exchange program, you must exchange all eligible outstanding options at and above the lowest numbered Tier for which you select YES. For example, if you want to exchange options in Tier 1, you are also electing to exchange any options listed in Tiers 2, 3 and 4. OPTIONAL: If you have previously made your exchange election and now want to withdraw entirely from the Exchange Program, select WITHDRAW ENTIRELY FROM EXCHANGE PROGRAM. When you withdraw, NO eligible options will be exchanged under the ADC Stock Option Exchange Program.

Tiers	Option Number	Grant Date	Current Exercise Price	Number of Options Outstanding	Option Type	Expiration Date	% of Outstanding Options Vested as of June 2, 2003	Exchange Ratio	Number of Replacement Options*	Select Your Exchange Election
1										☐ Yes—exchange my eligible options in Tiers 1, 2, 3 and 4

2	E X A M P L E									☐ Yes—exchange my eligible options in Tiers 2, 3 and 4

3										☐ Yes—exchange my eligible options in Tiers 3 and 4

4										☐ Yes—exchange my eligible options in Tier 4

WITHDRAW ENTIRELY FROM EXCHANGE PROGRAM										☐ I withdraw my previous election entirely and DO NOT wish to participate

*
Final number of replacement options will be determined by the terms and conditions of the exchange offer as described in the Offer to Exchange

        By signing below, I, the Eligible Optionholder, agree to all of the terms of the ADC Stock Option Exchange Program as described in the Offer to Exchange. I am accepting ADC's offer to exchange all eligible options I have selected for new options to be granted on a date at least six months and one day after my selected options are accepted and canceled by ADC. I understand and acknowledge that if ADC accepts my election, all of my selected options will be irrevocably canceled after the end of the Election Period. I further understand that any new options granted to me through this Stock Option Exchange Program will be granted under a new stock option agreement in the form attached to the Offer to Exchange as Appendix A, and I agree to all of the terms and conditions of this stock option agreement. Finally, I understand and acknowledge that if for any reason I am not employed by ADC or its subsidiaries on the date of the new option grant, I will not receive all of the new options to which I otherwise would be entitled, and the options I have elected to exchange will remain canceled. (Refer to the Offer to Exchange for further details.)

        By signing below, I also consent to the collection, use and transfer, in electronic or other form, of my personal data by and among, as applicable, ADC, its affiliates or any third parties engaged by ADC for purposes of assisting in administering ADC's stock option plans, for the exclusive purpose of implementing, administering and managing my participation in the Stock Option Exchange Program.

Signature:	Date:

OPTIONAL: In the event that ADC has questions regarding your election form, please provide your work and home phone numbers below:

Work Phone Number:	Home Phone Number:

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  Exhibit (a)(1)(L)